Exhibit 99.1

Contacts:

Bravo Sports

Tony Armand

714/889-5403

BRAVO SPORTS COMPLETES ACQUISITION OF VARIFLEX

MOORPARK, California and CYPRESS, California — October 26, 2004 —Variflex, Inc. (Nasdaq: VFLX), a leading provider of recreational consumer products, and Bravo Sports, a privately held leading global manufacturer and marketer of branded and OEM hard goods, components and accessories for the skateboard and in-line skating markets, today announced that Bravo Sports has completed the acquisition of Variflex. As a result of the acquisition, Variflex shareholders will receive $7.60 in cash for each share of Variflex common stock owned. Shares of Variflex will cease trading on the NASDAQ SmallCap Market as of today.

Bravo President and COO, Tony Armand, said, “We are extremely pleased to complete this business combination. Variflex brings to Bravo several attractive brands and product lines in our traditional inline skate and skateboard categories as well as in new recreational markets for Bravo such as trampolines and canopies. As a result, Bravo will be a more diversified leader in the sporting goods and outdoor recreation categories. We look forward to working with Variflex’s management and employees to make this a highly successful union.”

Centre Partners, through affiliated entities, will continue to control the majority of Bravo’s equity following the transaction. Robert Bergmann, Managing Director of Centre Partners, said, “This transaction represents a major milestone in our partnership with Bravo, and we look forward to working with Bravo’s talented management team to extend the company’s strong record of success.”

As soon as reasonably practicable, Variflex shareholders will be provided with a letter of transmittal and instructions explaining how to send their Variflex stock certificates to the paying agent to receive the merger consideration.

About Variflex

Variflex, Inc. designs and develops specialty consumer products that are manufactured to the Company’s detailed specifications by independent contractors, and are then distributed in the U.S. and worldwide through the Company’s established retail distribution network. Variflex benefits from sales of its core sporting goods products through licensing agreements carrying the “World Industries”®, “Shrek II”®, “Rocket Power”®, “Sponge Bob Square Pants”®, “Jimmy Neutron”® “Fairly Odd Parents”® and “Batman”® brand names. Current products include instant canopies, trampolines, in-line skates, skateboards, recreational protective equipment, helmets, bodyboards and bike accessories.

About Bravo Sports

Bravo Sports is a leading global manufacturer and marketer of branded and OEM hard goods, components and accessories for the skateboard and inline skating markets. Major products include wheels, bearings, skateboards, protective gear and related soft goods sold under leading category brand names such as Hyper®, Kryptonics®, BSB®, Formula One®, True®, Bullzeye®, Senate®, and Kuzak®. Bravo’s products enjoy market leadership positions and are distributed through an exclusive network of sales representatives and distributors. Additionally, Bravo Sports is a leading global OEM manufacturer of branded and unbranded in-line and skateboard wheels. Bravo Sports is controlled by entities affiliated with Centre Partners, a private equity firm with a middle market focus that seeks to make investments in friendly acquisitions alongside management teams that have or desire a meaningful economic stake in the future success of their business.